Exhibit 10.1
Portions of this exhibit marked [*] are requested to be treated confidentially.

LICENSE AGREEMENT

This License Agreement, effective upon the date of last signature herein (the "Effective Date"), by and between The Penn State Research Foundation (hereinafter referred to as "PSRF"), a non-profit corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania and having an office at 304 Old Main, University Park, PA 16802, and INNOVIVE Pharmaceuticals, Inc. a corporation organized under the laws of the State of Delaware (hereinafter referred to as "LICENSEE"), having its principal office at 787 Seventh Avenue, 48th Floor, New York, New York 10019.

WITNESSETH

WHEREAS, Dr. Ian S. Zagon, Dr. Patricia J. McLaughlin and Dr. Jill P. Smith, employees of The Pennsylvania State University (the "UNIVERSITY") have made inventions entitled: "Opioid Growth Factor and Cancer", filed as The Pennsylvania State University Invention Disclosure No. 96-1565, "Combination Therapy with Opioid Growth Factor and Taxanes for the Treatment of Cancer", filed as The Pennsylvania State University Invention Disclosure No. 2003-2839, and "Combined Therapy with Opioid Growth Factor and Gemcitabine for the Treatment of Cancer", filed as The Pennsylvania State University Invention Disclosure No. 2004-2890, (the "INVENTIONS");

WHEREAS, PSRF is dedicated to fostering and advancing scientific research within the Commonwealth of Pennsylvania and, in particular, within the UNIVERSITY and is responsible for developing inventions made by employees of the UNIVERSITY by evaluating invention disclosures, pursuing patents, and pursuing licensing arrangements thereon;

WHEREAS, PSRF is the owner of certain "PATENT RIGHTS" (as defined herein below) relating to the INVENTIONS and has the right to grant licenses under PATENT RIGHTS;

WHEREAS, LICENSEE has represented to PSRF, to induce PSRF to enter into this Agreement, that it shall commit itself to a thorough, vigorous and diligent program of exploiting the PATENT RIGHTS so that public utilization shall result therefrom;

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein and for good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1 - DEFINITIONS

For purposes of this License Agreement, the following words and phrases shall have the following meanings:

1.1     "IMPROVEMENTS" shall mean any modification of a LICENSED PROCESS or LICENSED PRODUCT or any INVENTIONS (whether patentable or not), information and data, in the FIELD OF USE that, developed by Drs. Zagon, McLaughlin and Smith and those acting under their control and direction, for a period of [*] years from the Effective Date, the manufacture use or sale of which would infringe an issued or pending claim within the PATENT RIGHTS.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

1.2     "KNOW-HOW" shall mean all currently existing tangible information within the FIELD OF USE (other than those contained in the PATENT RIGHTS) whether patentable or not (but which have not been patented) and physical objects related to the INVENTIONS or to the LICENSED PRODUCTS, including but not limited to formulations, biological samples, tissues, animals, organisms, compounds, intermediates, laboratory notebooks, in vitro, preclinical or clinical design, information or results, other proprietary materials, processes, including but not limited to manufacturing processes, data, drawings and sketches, designs, testing and test results, regulatory information of a like nature, owned by any of PSRF, which PSRF have the right to disclose and license to the LICENSEE, provided however, that the provision hereunder shall be subject to the reasonable time and clinical constraints of Dr. Ian S. Zagon, Dr. Patricia J. McLaughlin and Dr. Jill P. Smith.

1.3     “LICENSED PROCESS(ES)” shall mean any process, use or method, which is covered, in whole, or in part, by at least one unexpired VALID CLAIM of PATENT RIGHTS in the country in which the process or method is used.

1.4     "LICENSED PRODUCT(S)" shall mean any product or part thereof, or use of a product or part thereof, which is covered in whole or in part by at least one unexpired VALID CLAIM of PATENT RIGHTS in the country in which any such product or part thereof is made, used, or sold.

1.5     "FIELD OF USE" shall mean all human uses in the field of oncology and the treatment of neoplasia, including tumors (whether cancerous or not).

1.6     "PATENT RIGHTS" shall mean all of the following without limitation:

a)     The United States patents and patent applications listed in Appendix B and any additions thereto that shall be added by amendment during the term of this license; divisionals, continuations, and continuations in part (to the extent the practice of licensed subject matter would infringe any claims) wherein the claimed invention arises from subject matter specifically described in the specification of the aforesaid patent applications, and the resulting patents, and any patents resulting from reissues, renewals, extensions, substitutions, additions, continuations, continuations in part, or reexaminations of the United States patents described above;

b)     The foreign patents and foreign patent applications listed in Appendix B, and any additions thereto that shall be added by amendment during the term of this license, divisionals, and continuations, continuations in part (to the extent the practice of licensed subject matter would infringe any claims), wherein the claimed invention arises from subject matter specifically described in the aforesaid foreign patent applications, or arises from subject matter described in any U.S. applications and patents listed in Appendix B, and any foreign patents resulting from equivalent foreign procedures to United States reissues and reexaminations of the foreign patents described above;

c)     Any United States and/or foreign patents issuing from any of the foregoing.

1.7     "NET SALES" shall mean the total gross receipts for the sale, lease, transfer or consignment to independent third parties of a LICENSED PRODUCT or LICENSED PROCESS by or on behalf of the LICENSEE or any of its AFFILIATES or sublicensees, whether invoiced or not, less only the sum of the following: (a) usual trade discounts to customers; (b) sales, tariff duties and/or use taxes directly imposed and with reference to particular sales; (c) outbound transportation prepaid or allowed and transportation insurance; (d) packaging and freight charges; (e) bad debt deductions (not to exceed [*]% of NET SALES), actually written off during the accounting period; and (f) amounts allowed or credited on returns, each determined in accordance with generally accepted accounting principles consistently applied. It is understood that the intent of both parties is that PSRF shall receive its royalty on the basis of the market price for sale of LICENSED PROCESSES or LICENSED PRODUCTS to clinicians or end users.

1.8	"TERRITORY" shall mean the World.

1.9	"VALID CLAIM" shall mean any claim of any unexpired patent included among the PATENT RIGHTS, which has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, which has not been rendered unenforceable through disclaimer or otherwise or which has not been lost through an interference proceeding.

1.10	“AFFILIATE(S)” shall mean with respect to any Entity, any Entity that directly or indirectly controls, is controlled by, or is under common control with such Entity. Control for purposes of this definition shall mean control (by ownership, contract or otherwise) of at least fifty percent (50%) of the voting equity of the respective organization. Such AFFILIATES shall be bound by the relevant terms and conditions of this Agreement.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

1.11	“INDICATION” shall mean the use of LICENSED PRODUCTS or LICENSED PROCESSES in the treatment of abnormal cell proliferation, including tumors (whether cancerous or not), cancer, or other neoplasias, such as pancreatic, colon, and head and neck cancer, wherein said indications are unique in that LICENSEE will be required to conduct clinical trials with specific end points relating to such use or treatment for the FDA or other applicable regulatory agency to approve such use of a LICENSED PRODUCT OR LICENSED PROCESS for such indication.

1.12	“INITIATE A PHASE I CLINICAL TRIAL” shall mean the date a patient is first dosed with a LICENSED PRODUCT, in the first Phase I clinical trial sponsored by the LICENSEE or its sublicensee or AFFILIATE.

1.13	“INITIATE A PHASE II CLINICAL TRIAL” shall mean the date a patient is first dosed with a LICENSED PRODUCT, in the first Phase II clinical trial sponsored by the LICENSEE or its sublicensee or AFFILIATE.

1.14	“INITIATE A PHASE III CLINICAL TRIAL” shall mean the date a patient is first dosed with a LICENSED PRODUCT, in the first Phase III clinical trial sponsored by the LICENSEE or its sublicensee or AFFILIATE.

1.15	“NON SALES RELATED INCOME” means all amounts, and all consideration, including equity, received by LICENSEE or AFFILIATE from their sublicensees in consideration of any sublicense or other similar agreement, including but not limited to initial license fees, clinical milestone payments, license maintenance payments, and all other payments or other consideration made to LICENSEE or AFFILIATE for such grant other than (a) payments received from the sale of debt or equity securities of LICENSEE or AFFILIATE and (b) payments directly relating to the sale of one or more LICENSED PRODUCTS or LICENSED PROCESSES, including royalties.

ARTICLE 2 - THE LICENSE

2.1     Subject to any preexisting rights of the Government of the United States created by the use of Government funding, PSRF hereby grants to LICENSEE and the LICENSEE hereby accepts an exclusive right and exclusive license in the FIELD OF USE under the PATENT RIGHTS, KNOW-HOW, and IMPROVEMENTS (such licensing of IMPROVEMENTS subject to any restrictions imposed by any government agency or not-for-profit organization) in the TERRITORY (a) to make, have made, use, lease and/or sell the LICENSED PRODUCTS and to practice and have practiced the LICENSED PROCESSES, to the full end of the term for which the PATENT RIGHTS are granted, unless sooner terminated as hereinafter provided and (b) to sublicense to third parties, in accordance with the terms of this Agreement.

2.2     PSRF reserves the rights for itself and the UNIVERSITY to practice under the PATENT RIGHTS for its own research and educational purposes.

2.3     LICENSEE acknowledges that PATENT RIGHTS resulted from federally-supported research, and their assignment is governed by the applicable provisions of the Federal funding agreements, including the 35 USC Chapter 18 (the “Bayh-Dole Act”), 37 CFR Part 401.

2.4     LICENSEE shall have the exclusive right, at its sole discretion, to sublicense any of the rights, privileges and licenses granted hereunder during the term of this License Agreement. All sublicenses granted by LICENSEE or AFFILIATE or sublicensee of their rights hereunder shall be subject to the terms of this License Agreement and shall provide for the payment of running royalties hereunder at amounts at least equal to the levels specified for payments by LICENSEE to PSRF in Paragraph 3.2 hereof. Sublicensees shall not be permitted to grant any further sublicenses without prior written notification to PSRF. LICENSEE shall be responsible for its sublicensees and shall not grant any rights which are inconsistent with the rights granted to and obligations of LICENSEE hereunder. Any act or omission of a sublicensee which would be a breach of this License Agreement if performed by LICENSEE shall be deemed to be a breach by LICENSEE of this License Agreement. Upon termination of this Agreement other than by expiration in accordance with Article 14, any and all sublicenses shall survive such termination, provided such sublicensee accepts, in writing, the obligations of LICENSEE in Articles 3 and 4. Notwithstanding the foregoing, if LICENSEE believes that the PSRF has terminated this Agreement for the primary purpose of doing business directly with the sublicensee, the termination may be disputed under the provisions of Article 13 and this Agreement shall remain in full force and effect while such dispute is resolved.

2.5     Each sublicense agreement granted by LICENSEE shall include an audit right by PSRF of the same scope as provided in Article 5 hereof with respect to LICENSEE.

2.6     LICENSEE agrees to forward a copy of any and all sublicense agreements, including sublicenses issued by sublicensees, to PSRF promptly after execution thereof, and to forward to PSRF a copy of reports received by LICENSEE from its sublicensees under the sublicenses as shall be pertinent to a royalty accounting under said sublicense agreements.

2.7     The license rights granted hereunder shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise to any technology owned or controlled by PSRF which is not specifically set forth herein.

2.8     PSRF also grants to LICENSEE the right of a first option to negotiate a royalty-bearing license to intellectual property derived or filed subsequent to the Effective Date that is directly related to the exogenous administration of [Met5]-enkephalin and that is created by Dr. Ian S. Zagon, Dr. Patricia J. McLaughlin and Dr. Jill P. Smith, which is outside of the FIELD OF USE, for a period of [*] years from the Effective Date. LICENSEE shall advise PSRF as to its decision to negotiate a license within [*] days of notice from PSRF of said intellectual property.

2.9     LICENSEE shall not receive from sublicensees anything of value in lieu of cash payments in consideration for any sublicense under this License Agreement, without prior written notification to PSRF.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

ARTICLE 3 - PAYMENTS

3.1     In partial consideration of the rights granted by this License Agreement, LICENSEE shall pay to PSRF a non-refundable, License Issue Fee of [*] Dollars ($[*]) within thirty (30) days of the execution of this License Agreement.

3.2     During the term of the License Agreement, LICENSEE shall pay to PSRF royalties equal (i) to [*] percent ([*]%) of NET SALES of LICENSED PRODUCTS or LICENSED PROCESSES by LICENSEE and/or AFFILIATES of up to [*] Dollars ($[*]) in any calendar year, [*] percent ([*]%) of NET SALES in excess of [*] Dollars ($[*])] but less than [*] Dollars ($[*]) in any calendar year, and [*] percent ([*]%) of NET SALES equal to or in excess of [*] Dollars ($[*]) in any calendar year; or (ii) if LICENSEE or AFFILIATE or sublicensee has entered into a sublicense agreement with a third party, LICENSEE or AFFILIATE shall pay to PSRF: (a) royalties in an amount equal to [*] Percent ([*]%) of the royalties received by the LICENSEE or AFFILIATE from any sublicensee, provide however, that in no event shall the royalty paid by LICENSEE or AFFILIATE to PSRF be less than [*]% of NET SALES by any sublicensee; and (b) [*].

3.3     The LICENSEE or AFFILIATE shall make the following one-time milestone payments to PSRF:

(a)     [*] Dollars [*] upon the first dosing of a patient, with a LICENSED PRODUCT, in the first Phase II clinical trial sponsored by the LICENSEE or its sublicensee or AFFILIATE under a LICENSEE or sublicensee or AFFILIATE sponsored Investigative New Drug application (“an IND”);

(b)     [*] Dollars ($[*]) upon the first dosing of a patient, with a LICENSED PRODUCT, in the first Phase III clinical trial sponsored by the LICENSEE or its sublicensee or AFFILIATE;

(c)     [*] Dollars ($[*]) upon the acceptance for review of the first LICENSEE or sublicensee or AFFILIATE sponsored New Drug Application (an “NDA”) by the Food and Drug Administration (“FDA”) for a LICENSED PRODUCT;

(d)     [*] Dollars ($[*]) upon the final approval by the FDA of the first LICENSEE or sublicensee or AFFILIATE sponsored NDA for a LICENSED PRODUCT filed by the LICENSEE or its sublicensee or AFFILIATE;

(e)     [*] Dollars ($[*]) upon the final approval by the FDA of the first LICENSEE or sublicensee or AFFILIATE sponsored NDA for a LICENSED PRODUCT filed by the LICENSEE or its sublicensee or AFFILIATE for an INDICATION other than that approved by the FDA in (d) above;

(f)     [*] Dollars ($[*]) upon the final approval by the FDA of the first LICENSEE or sublicensee or AFFILIATE sponsored NDA for a LICENSED PRODUCT filed by the LICENSEE or its sublicensee or AFFILIATE for an INDICATION other than that approved by the FDA in (d) and (e) above;

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

(g)     [*] Dollars ($[*]) upon the acceptance for review of the first LICENSEE or sublicensee or AFFILIATE sponsored NDA (or such similar document) by the European Medicines Association (the “EMA”) for the commercial sale of a LICENSED PRODUCT;

(h)     [*] Dollars ($[*]) upon the final approval by the EMA of the first LICENSEE or sublicensee or AFFILIATE sponsored NDA (or such similar application) for the commercial sale of a LICENSED PRODUCT filed by the LICENSEE or its sublicensee or AFFILIATE in the European Union;

(i)     [*] Dollars ($[*]) upon the acceptance for review of the first LICENSEE or sublicensee or AFFILIATE sponsored NDA (or such similar document) by the applicable Japanese regulatory authorities for the commercial sale of a LICENSED PRODUCT;

(j)     [*] Dollars ($[*]) upon the final approval by the applicable Japanese regulatory authorities of the first LICENSEE or sublicensee or AFFILIATE sponsored NDA (or such similar application) for the commercial sale of a LICENSED PRODUCT filed by the LICENSEE or its sublicensee or AFFILIATE in Japan;

3.4     Payment of the royalties specified in Article 3.2 shall be made by LICENSEE to PSRF within ninety (90) days after June 30 and December 31 of each year during the term of this License Agreement covering the quantity of LICENSED PRODUCTS or LICENSED PROCESSES sold by LICENSEE during the preceding half year. After termination or expiration of this License Agreement, a final payment shall be made by LICENSEE covering the whole or applicable partial half-year. Each royalty payment shall be accompanied by a written statement of NET SALES as described in Article 5.2 hereunder.

3.5     LICENSEE shall promptly report the achievement of each milestone specified in Article 3.3. The milestone payments specified in Article 3.3 shall be made by LICENSEE to PSRF within thirty (30) days after the completion of said milestone.

3.6     All payments due hereunder are expressed in and shall be paid by check payable in United States of America currency, without deduction of exchange, collection or other charges, to PSRF in University Park, PA or at such other place as PSRF may reasonably designate.

3.7     For converting into United States dollars any payment accrued hereunder in the currency of any other country, the rate of exchange for the purchase of United States dollars with such currency quoted by The Chase Manhattan Bank, New York, New York, on the last business day of the payment period in question shall be used.

3.8     No multiple royalties shall be payable because any LICENSED PRODUCTS, their manufacture, use, lease or sale are or shall be covered by more than one patent application, patent or certificate of registration licensed under this License Agreement. In addition, royalties shall be paid for a LICENSED PRODUCT or LICENSED PROCESS based upon only one of Articles 3.2(i) or 3.2(ii) above (that is, royalties on direct sales of a LICENSED PRODUCT or LICENSED PROCESS by the LICENSEE or its AFFILIATES shall be based only on Article 3.2(i), while royalties on sales of a LICENSED PRODUCT or LICENSED PROCESS by any sublicensee shall be based solely on Article 3.2(ii), so as to avoid double counting).

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

3.9     All payments set forth in this Agreement shall, if overdue, bear interest until payment at a per annum rate of [*]% above the prime rate in effect at the Chase Manhattan Bank, New York, New York, on the due date. The payment of such interest shall not foreclose PSRF from exercising any other rights it may have as a consequence of the lateness of any payment.

3.10     In the event that a LICENSED PRODUCT is sold in the form of a combination product containing one or more products or technologies which are themselves not included in the PATENT RIGHTS, the NET SALES for such combination product shall be calculated by equitably determining through mutual agreement the value added to the combination product by the LICENSED PRODUCT.

ARTICLE 4 - DUE DILIGENCE AND MARKETING EFFORTS

4.1     (a)     LICENSEE or AFFILIATE shall use all reasonable commercial efforts to bring LICENSED PRODUCTS and/or LICENSED PROCESSES to market through thorough, vigorous and diligent programs for exploitation of the PATENT RIGHTS and to achieve the milestones set forth in Article 3.3 as timely and efficiently as possible.

(b)     LICENSEE or AFFILIATE shall be required to satisfy the following diligence milestones:

(i)     Within [*] months of the Effective Date, LICENSEE or sublicensee or AFFILIATE shall INITIATE A PHASE I CLINICAL TRIAL (or Foreign Equivalent) of a LICENSED PRODUCT.

(ii)     Within [*] months of the Effective Date, LICENSEE or sublicensee or AFFILIATE shall INITIATE A PHASE II CLINICAL TRIAL (or Foreign Equivalent) of a LICENSED PRODUCT.

(iii)     Within [*] months of the Effective Date, LICENSEE or sublicensee or AFFILIATE shall INITIATE A PHASE III CLINICAL TRIAL (or Foreign Equivalent) of a LICENSED PRODUCT.

4.2     Should all of LICENSEE, any sublicensee and any AFFILIATE fail to achieve any applicable milestone dates set forth in 4.1(b)(i), (ii) or (iii) (as may be amended pursuant to this 4.2), then LICENSEE shall, within thirty (30) days after the applicable milestone date, provide PSRF with a written explanation for such delay. PSRF shall, in good faith, consider the explanation of LICENSEE for such delay, and if PSRF finds LICENSEE’s explanation reasonable, PSRF shall grant, in writing, LICENSEE additional time to achieve the applicable milestone detailed in 4.1(b) above, such amount of time to reasonably take into consideration LICENSEE’s recommendations and the circumstances of each such delay. Should the LICENSEE’s explanation of such delay include the written requirement by the FDA or other applicable regulatory agency that LICENSEE perform additional studies or trials, that LICENSEE reformulate or alter the manufacturing process of any LICENSED PRODUCT, that LICENSEE cease any clinical trial or redesign any clinical trial, or that LICENSEE perform any other action or cease to perform any action or otherwise delay the clinical development of any LICENSED PRODUCT, then such FDA or other applicable regulatory agency evidence presented to PSRF by LICENSEE in accordance with this paragraph shall be deemed “reasonable” by PSRF and PSRF shall grant LICENSEE reasonable time extensions or milestone adjustments accordingly. LICENSEE shall provide copies to PSRF of any such FDA or other applicable regulatory agency documentation.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

4.3     Should LICENSEE and PSRF be unable to reach agreement on a reasonable time extension or milestone adjustment pursuant to Article 4.2, or should PSRF contest the reasonableness, good faith, or adequacy of proof for the stated reason for such failure, PSRF may declare LICENSEE to be in material breach unless LICENSEE pays a non-refundable monthly fee to PSRF (the "Penalty Fee"), [*] of such Penalty Fee to be creditable against fees due to PSRF under Article 3.3. The initiation of the Penalty Fee period shall commence upon written notification from PSRF to LICENSEE that PSRF has, in good faith, determined that LICENSEE is not using its commercially reasonable efforts to develop and commercialize any LICENSED PRODUCT or LICENSED PROCESSES and, accordingly, will not extend or further extend or alter any diligence milestone described in 4.1(b) above and remain in effect until achievement of any applicable milestone that caused LICENSEE to be in non-compliance with 4.1(b). The Penalty Fee shall be [*] Dollars ($[*]) in the first month, increasing at a rate of [*] Dollars ($[*]) per month thereafter, until achievement of any applicable milestone that caused LICENSEE to be in non-compliance with 4.1(b). A representative payment schedule appears in Appendix E. The first Penalty Fee shall be due within fourteen (14) days of such written notification from PSRF to LICENSEE. All subsequent Penalty Fees shall be paid within fourteen (14) days of the end of the month for which LICENSEE intends to delay notification of breach. PSRF shall not have the right to terminate this License Agreement pursuant to this Article 4 as long as the LICENSEE continues to make the monthly Penalty Fee payments. Upon achievement of any applicable milestone that caused LICENSEE to be in non-compliance with 4.1(b), LICENSEE shall no longer have the obligation to pay to PSRF the Penalty Fee payments and PSRF shall no longer have the right to terminate the License Agreement by reason of failure to comply with 4.1(b).

4.4     In the event LICENSEE has failed to make payments in accordance with Article 4.3, then LICENSEE shall be considered to be in financial breach or default and subject to termination pursuant to Paragraph 14.4 hereof.

4.5     A Development Committee (the “Committee”) shall be organized to monitor the clinical progress of the LICENSED PRODUCTS or LICENSED PROCESSES at the LICENSEE’s expense. The Committee will consist of independent scientific and technical thought leaders that are highly regarded by the scientific community in the FIELD OF USE of each LICENSED PRODUCT or LICENSED PROCESS and at least one representative from each of PSRF and the LICENSEE. The Committee will be responsible for (i) making recommendations to the LICENSEE’s management relating to the pre-clinical and clinical development strategy; (ii) analysis and assessment of ongoing pre-clinical and clinical development of each LICENSED PRODUCT or LICENSED PROCESS; and (iii) assisting the LICENSEE to prepare pre-clinical and clinical development budgets. The actions and opinions of the Committee will be confidential, however, the PSRF representative may report clinical updates to a designated senior official at PSRF who will agree to keep such information confidential. The Committee will meet at least two (2) times per year. Said Committee shall meet within one (1) year of the Effective Date.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

4.6     In the event that LICENSEE in its sole discretion decides to market one or more LICENSED PRODUCTS or LICENSED PROCESSES in any country, then LICENSEE shall exert reasonable efforts to have such LICENSED PRODUCTS or LICENSED PROCESSES cleared for marketing by the responsible government agencies of that country requiring such clearance. Should LICENSEE terminate this License Agreement, LICENSEE agrees to assign its full right, title, and interest in and to such market clearance application, including all data relating thereto, to PSRF at no cost to PSRF.

4.7     On June 1, 2005, and each annual anniversary thereof, LICENSEE shall remit [*] Dollars ($[*]) to UNIVERSITY for sponsored research. The parties shall enter a sponsored research agreement, substantially as set forth in Appendix D.

4.8     To the extent that the LICENSEE or any AFFILIATE of the LICENSEE is required to obtain a license from a third party in order to practice the PATENT RIGHTS then the parties shall re-negotiate in good faith over the stacking of royalties. After completing its due diligence, LICENSEE is not aware of the need to obtain any such license rights. It is understood by both parties that this is not intended to cover currently anticipated combination therapies.

4.9     Except as otherwise provided herein, LICENSEE's failure to perform in accordance with Article 4.5 shall constitute a material breach or default and shall be grounds for termination of this License Agreement pursuant to Paragraph 14.5 hereof.

ARTICLE 5 - REPORTS AND RECORDS

5.1     LICENSEE shall keep and preserve, in accordance with generally accepted accounting principles and procedures, complete and accurate books, records and accounts containing all particulars that may be necessary for the purpose of showing the amounts payable to PSRF hereunder including any amounts deducted by LICENSEE under Article 4.8. Said books, records and accounts shall be kept at LICENSEE's principal place of business or the principal place of business of the appropriate division of LICENSEE to which this License Agreement relates. Said books and supporting data shall be open, upon reasonable notice at all reasonable times and places during business hours for five (5) years following the end of the calendar year to which they pertain, to the inspection of PSRF or its agents for the purpose of verifying LICENSEE's royalty statement or compliance in other respects with this License Agreement. Should such inspection lead to the discovery of a greater than [*] ([*]%) discrepancy in reporting to PSRF's detriment, LICENSEE agrees to reimburse PSRF for the full cost of such inspection.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

5.2     LICENSEE shall, within sixty (60) days of March 31, June 30, September 30 and December 31, of each year, deliver to PSRF true and accurate reports, giving such particulars of the business conducted by LICENSEE and its sublicensees during the preceding calendar quarter under this License Agreement as shall be pertinent to a royalty accounting hereunder. These reports shall be duly signed by an authorized signatory of LICENSEE on behalf of LICENSEE and shall include at least the following:

(a)     number and type of LICENSED PRODUCTS manufactured and sold by LICENSEE and its sublicensees;

(b)     total billings for LICENSED PRODUCTS sold by LICENSEE and its sublicensees;

(c)     listing of applicable deduction as provided in Article 1.7 hereinabove;

(d)     royalties due on sublicensee payments under Article 3.2 hereinabove;

(e)     total royalties due; and

(f)     names and addresses of all sublicensees of LICENSEE.

5.3      With each such report submitted, LICENSEE shall pay to PSRF the royalties due and payable under this License Agreement. If no royalties shall be due, LICENSEE shall so report.

5.4       LICENSEE shall use the royalty-reporting sheet attached hereto as Appendix C, or a similar document, to fulfill the royalty and reporting requirements of this Article 5.

5.5      Financial Dispute Resolution: -Arbitration The parties agree that in the event of a dispute as to the amount of payments owed hereunder, the dispute shall not be ripe for arbitration under the terms of Article 13.2 until the parties have first attempted to resolve the matter through non-binding mediation as described in Article 13.1. Non-payment of any resulting binding arbitration award shall be resolved in accordance with Article 13.2.

ARTICLE 6 - INTELLECTUAL PROPERTY AND PUBLICATION

6.1     Responsibility for Patent Prosecution. LICENSEE shall apply for, seek prompt issuance of, and maintain the PATENT RIGHTS during the term of this Agreement. The ultimate responsibility for prosecution, filing and maintenance of patent applications and patents which issue therefrom shall be LICENSEE’s, provided however, that PSRF shall be given the opportunity to review and comment upon the breadth and coverage of said patent applications, and patent counsel jointly selected by the parties shall use all due care to address and incorporate any comments offered by PSRF. In addition, PSRF shall have the right to designate its own separate counsel, at PSRF’s expense, to review and comment upon the prosecution and drafting of the jointly selected counsel and said comments shall also be given due consideration. Appropriate documents (such as associate power of attorney) shall be executed to ensure that both parties have direct access to all patent filings. PSRF shall be promptly furnished with all communications to and from the Patent Office including, transmittal documents. During the patent preparation, prosecution and maintenance process, PSRF shall have reasonable opportunities to advise LICENSEE to ensure that said PATENT RIGHTS adequately address PSRF’s needs. Both parties agree to provide reasonable cooperation to each other to facilitate the application and prosecution of patents pursuant to this Agreement.

6.2     Abandonment. The LICENSEE may, in its discretion, elect to abandon any patent applications or issued patent in the PATENT RIGHTS, in which case the LICENSEE shall have no further royalty obligation to PSRF in respect of any LICENSED PRODUCTS and LICENSED PROCESSES the manufacture, use or sale of which is covered by an issued claim of such abandoned PATENT RIGHTS. Prior to any such abandonment, the LICENSEE shall give PSRF at least sixty (60) days notice and a reasonable opportunity to take over prosecution of such PATENT RIGHTS. In such event, PSRF shall have the right, but not the obligation, to commence or continue such prosecution and to maintain any such PATENT RIGHTS under its own control and at its expense and the LICENSEE shall then have no royalty or other obligation to PSRF in respect of any LICENSED PRODUCTS and LICENSED PROCESSES, the manufacture, use or sale of which is covered by an issued claim of such PATENT RIGHTS. The LICENSEE agrees to cooperate in such activities including execution of any assignments or other documents necessary to enable PSRF to obtain and retain sole ownership and control of such PATENT RIGHTS.

6.3     University Publications. In the event that PSRF or the UNIVERSITY desires to publish or disclose, by written, oral or other presentation, PATENT RIGHTS, KNOW-HOW, and Intellectual Property, within the FIELD OF USE, related to the PATENT RIGHTS, then PSRF shall notify the LICENSEE in writing by facsimile where confirmed by the receiving party, and/or by certified or registered mail (return receipt requested) of their intention at least sixty (60) days prior to any speech, lecture or other oral presentation and at least sixty (60) days before any written or other publication or disclosure. PSRF shall include with such notice a description of any proposed oral presentation or, in any proposed written or other disclosure, a current draft of such proposed disclosure or abstract. LICENSEE may request that PSRF, no later than thirty (30) days following the receipt of such notice, delay such presentation, publication or disclosure for up to an additional sixty (60) days in order to enable LICENSEE to file, or have filed on their behalf, a patent application, copyright or other appropriate form of intellectual property protection related to the information to be disclosed or request that PSRF do so. Upon receipt of such request to delay such presentation, publication or disclosure, PSRF or the UNIVERSITY shall arrange for a delay of such presentation, publication or disclosure until such time as LICENSEE or PSRF have filed, or had filed on its behalf, such patent application, copyright or other appropriate form of intellectual property protection in form and in substance reasonably satisfactory to the LICENSEE or PSRF. If PSRF does not receive any request from LICENSEE to delay such presentation, publication or disclosure, PSRF may submit such material for presentation, publication or other form of disclosure.

6.4     PSRF hereby authorizes the LICENSEE (a) to include in any NDA for a LICENSED PRODUCT, as the LICENSEE may deem appropriate under the Federal Food, Drug and Cosmetic Act (the “Act”), a list of patents included among the PATENT RIGHTS that relate to such LICENSED PRODUCT and such other information as the LICENSEE in its reasonable discretion believes is appropriate to be filed pursuant to the Act; (b) to commence suit for any infringement of the PATENT RIGHTS under §271(e) of Title 35 of the United States Code occasioned by the submission by a third party of an IND, or an Abbreviated New Drug Application (as that term is defined in the Act) for a LICENSED PRODUCT pursuant to §505(j) of the Act or an NDA for a LICENSED PRODUCT pursuant to §505(b)(2) of the Act; and (c) subject to the PSRF’s consent (which consent will not be unreasonably withheld or delayed), and to exercise any rights that may be exercisable by PSRF as patent owner under the Act to apply for an extension of the term of any patent included among the PATENT RIGHTS. In the event that applicable law in any other country of the TERRITORY hereafter provides for the extension of the term of any patent included among the PATENT RIGHTS in such country, upon request by and at the expense of the LICENSEE, the PSRF shall use reasonable efforts to obtain such extension or, in lieu thereof, shall authorize the LICENSEE or, if requested by the LICENSEE or its sublicensees to apply for such extension, in consultation with PSRF. PSRF, at the LICENSEE’s expense, agrees to reasonably cooperate with the LICENSEE or its sublicensees, as applicable, in the exercise of the authorization granted herein or which may be granted pursuant to this ARTICLE and will execute such documents and take such additional actions as the LICENSEE may reasonably request in connection therewith, including, if necessary, permitting itself to be joined as a proper party in any suit for infringement brought by the LICENSEE under this ARTICLE. The provisions of this ARTICLE shall apply to any suit for infringement brought by the LICENSEE under clause (b) above. In the event the LICENSEE decides not to commence suit for infringement under clause (b) above, the LICENSEE will notify PSRF of its decision within twenty five (25) days after the receipt of notice that the third party has made a certification described in § 505(b)(2)(A)(iv) or 505(j)(2)(A)(vii)(IV) of the Act, so that PSRF may institute such litigation itself, if it wishes, at its own cost and expense.

ARTICLE 7 - INFRINGEMENT AND OTHER ACTIONS

7.1     LICENSEE and PSRF shall promptly provide written notice, to the other party, of any alleged infringement by a third party of any patent licensed under PATENT RIGHTS and provide such other party with any available evidence of such infringement. If necessary, a prima facie determination of infringement shall be made by an independent patent attorney satisfactory to both PSRF and LICENSEE.

7.2     During the term of the License Agreement, LICENSEE shall have the initial right, but not the obligation, to prosecute and/or defend, at its own expense, utilizing counsel of its own choice, any infringement of, and/or challenge to, the PATENT RIGHTS. In furtherance of such right, PSRF hereby agrees that PSRF may be legally joined as a party in any such suit, without expense to PSRF. Before LICENSEE commences an action hereunder, it shall consult with PSRF, and give careful consideration to the views of PSRF and the potential impact of litigation on PSRF. This shall include a face-to-face meeting between the parties’ designated representatives prior to the initiation of litigation. No settlement, consent judgment or other voluntary, final disposition of the suit may be entered into without the consent of PSRF, which consent shall be timely given and not unreasonably be withheld, unless such settlement does not materially affect the rights of PSRF. LICENSEE agrees to keep PSRF reasonably informed as to the status of any such action and to provide copies to PSRF, upon request by PSRF, of any papers or information relevant to the prosecution of any such action. LICENSEE shall timely inform PSRF of any offer for settlement presented by a third party for any such action and LICENSEE shall consider PSRF’s input in deciding whether or not to accept any such settlement offer. The total cost of any such action, commenced or defended solely by the LICENSEE, shall be borne by the LICENSEE. Any funds resulting from such action, whether in an out-of-court settlement or through a judgment in the courts will be used first to pay LICENSEE the cost paid out by LICENSEE in taking such action. Any funds remaining therefrom will be treated as NET SALES under this License Agreement, with the exception of amounts awarded for treble, exemplary or punitive damages, which shall be divided equally between the parties.

7.3     If within six (6) months after having been notified of any alleged infringement, LICENSEE shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if LICENSEE shall notify PSRF at any time prior thereto of its intention not to bring suit against any alleged infringer in the TERRITORY for the FIELD OF USE, then, and in those events only, PSRF shall have the right, but not the obligation, at its own expense and utilizing counsel of its own choice, to prosecute any infringement of, and/or defend any challenge to, the PATENT RIGHTS. Before PSRF commences any action hereunder, it shall consult with LICENSEE and give careful consideration to the views of LICENSEE. Any funds resulting from such action, whether in an out-of-court settlement or through a judgment in the courts will be paid to PSRF, with the exception of amounts awarded for treble, exemplary or punitive damages, which shall be divided equally between the parties.

7.4     In the event the parties hereto agree to share the costs of an action initiated hereunder, any funds resulting from such action, whether in an out-of-court settlement or through a judgment in the courts will be used first to reimburse the parties costs paid out in the action and the remainder shall be divided equally.

7.5     In the event that a declaratory judgment action alleging invalidity or noninfringement of any of the PATENT RIGHTS shall be brought against PSRF, LICENSEE, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action, at its own expense; however, LICENSEE shall have the primary obligation to defend the patent at its expense.

7.6     In any infringement suit either party may institute to enforce the PATENT RIGHTS pursuant to this License Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

7.7      LICENSEE, during the exclusive period of this License Agreement, shall have the sole right in accordance with the terms and conditions herein to grant a sublicense to an infringer under Article 7.1 in the TERRITORY for the FIELD OF USE for future use of the PATENT RIGHTS. Any fees received shall be treated as sublicense fees according to Article 3.2(ii).

7.8      Each party hereto agrees that it and its AFFILIATES will not challenge the validity of the PATENT RIGHTS.

ARTICLE 8 - REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION

8.1     LICENSEE shall at all times during the term of this License Agreement and thereafter, indemnify, defend and hold PSRF, its trustees, directors, officers, employees and affiliates, harmless against all claims, proceedings, demands and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to property, or resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the LICENSED PRODUCTS or LICENCED PROCESSES.

8.2     Prior to the first dosing of a patient with a LICENSED PRODUCT or LICENSED PROCESS, in the first clinical trial sponsored by the LICENSEE or its sublicensee or AFFILIATE, LICENSEE shall obtain and carry in full force and effect commercial, general liability insurance which shall protect LICENSEE and PSRF with respect to events covered by Article 8.1 above. Such insurance shall be written by a reputable insurance company authorized to do business in the Commonwealth of Pennsylvania, shall list PSRF and The UNIVERSITY as an additional named insured thereunder, shall include product liability coverage and shall require thirty (30) days written notice to be given to PSRF prior to any cancellation or material change thereof. The limits of such insurance shall not be less than [*] Dollars ($[*]) per occurrence with an aggregate of [*] Dollars ($[*]). LICENSEE shall provide PSRF with Certificates of Insurance evidencing the same.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

(a)     Prior to the first commercial sale of a LICENSED PRODUCT or LICENSED PROCESS, PSRF and LICENSEE shall agree upon appropriate levels of insurance coverage.

8.3     EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS LICENSE AGREEMENT, PSRF, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. NOTHING IN THIS LICENSE AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY PSRF THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY. IN NO EVENT SHALL PSRF, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER PSRF SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY.

8.4     Intellectual Property. PSRF represents that (i) PSRF has the sole right to grant to LICENSEE the rights granted herein and the rights are unencumbered by any liens (ii) to the best of its knowledge, PSRF is not aware of any third party patents that would block the commercialization of LICENSED PRODUCTS or LICENSED PROCESSES; (iii) PSRF has not received any notice, including written notice, alleging any infringement by PSRF of any intellectual property rights of a third party in respect of the PATENT RIGHTS; and (iv) to the knowledge of PSRF, the rights granted under this Agreement do not conflict with the rights granted by PSRF to any other third party.

8.5     PSRF represents and warrants that, to the best of its knowledge:

a)     PSRF has disclosed to LICENSEE all potential and existing PATENT RIGHTS in the control of PSRF or in control of a third party known to PSRF which may be needed to commercialize any LICENSED PRODUCT or LICENSED PROCESS;

b)     Appendix B lists all patents and patent applications owned by PSRF that cover the LICENSED PRODUCT or LICENSED PROCESS, and PSRF will during the term of this Agreement, promptly upon request, provide LICENSEE with an updated version of Appendix A and B; and

c)     PSRF is the exclusive owner of the patents and patent applications listed in Appendix B as of the date hereof and has the sole and exclusive right to license the PATENT RIGHTS and all other intellectual property rights of the UNIVERSITY.

8.6     PSRF shall at all times during the term of this License Agreement and thereafter, indemnify, defend and hold LICENSEE, its AFFILIATES, and each of their respective officers, directors, agents, employees, shareholders, successors and assigns harmless against all claims, proceedings, demands and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys' fees, arising out of: activities conducted by PSRF; breach by PRSF of this agreement; or PSRF's material violation of any applicable law, including any foreign, federal, state or local law or judicial decision.

   8.7     Both parties hereby represent and warrant the following:

(a)     Neither the execution or delivery of this Agreement nor the performance by either party to this Agreement of its duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior agreement, contract, policy or other instrument to which the parties are bound.

(b)     Each party hereto has the full right, power and legal capacity to enter and deliver this Agreement and to perform its duties and other obligations hereunder.  This Agreement constitutes the legal, valid and binding obligation of each party hereto enforceable against it in accordance with its terms.  No approvals or consents of any persons or entities are required for either party to execute and deliver this Agreement or perform their duties and other obligations hereunder and contemplated herein.

ARTICLE 9 - EXPORT CONTROLS

9.1     LICENSEE acknowledges that it is subject to United States export laws and regulations, and that a license thereunder may be required. PSRF neither represents that a license shall not be required nor that, if required, it shall be issued, and all costs thereof shall be borne by LICENSEE.

ARTICLE 10 - NON-USE OF NAMES

10.1     LICENSEE shall not use the names or trademarks of UNIVERSITY, PSRF, or any of their employees, or any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from PSRF, in each case, except that LICENSEE may, without prior written consent, state that it is licensed by PSRF, under one or more of the patents and/or applications comprising the PATENT RIGHTS. Further, PSRF acknowledges and agrees that LICENSEE may use the names of PSRF and UNIVERSITY in various documents used by LICENSEE for capital raising and financing without such prior written consent where the use of such names may be required by law, provided that LICENSEE shall promptly provide copies of any such documents, including private placement memoranda, prospectus documents, etc.

10.2     PSRF shall not use the names or trademarks of LICENSEE, or any of their employees, or any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from LICENSEE, in each case, except that PSRF may, without prior written consent, state that it has licensed to LICENSEE, one or more of the patents and/or applications comprising the PATENT RIGHTS.

ARTICLE 11- PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

11.1     Any payment, notice or other communication pursuant to this License Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified or registered first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party as follows:

In the case of THE PENN STATE RESEARCH FOUNDATION:

President
The Penn State Research Foundation
c/o Intellectual Property Office
113 Technology Center
University Park, PA 16802-7000

In the case of LICENSEE:

Innovive Pharmaceuticals, Inc.
787 Seventh Avenue, 48th Floor
New York, NY 10019
Attn: Chief Executive Officer

ARTICLE 12 - ASSIGNMENT

12.1     This Agreement and the rights and duties appertaining hereto may not be assigned by either party without first obtaining the written consent of the other which consent shall not be unreasonably withheld. Any such purported assignment, without the written consent of the other party, shall be null and of no effect. Notwithstanding the foregoing, each party may assign this Agreement with prior written notification to the other party, but without the consent of the other party (i) to a purchaser, merging or consolidating corporation, or acquirer of substantially all of the assignor’s assets or business and/or pursuant to any reorganization, including those qualifying under section 368 of the Internal Revenue Code of 1986, as amended, as may be in effect at such time, or (ii) to an AFFILIATE of the assignor, provided that any successor entity must have a net asset value (using GAAP) of at least ten (10) million dollars.

ARTICLE 13 - DISPUTE RESOLUTION

13.1     Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with this License Agreement, including any dispute relating to patent validity or infringement, which the parties shall be unable to resolve within sixty (60) days, shall be mediated in good faith. The party raising such dispute shall promptly advise the other party of such claim, dispute or controversy in a writing, which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party, and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten (10) business days after the date of such notice of dispute, the party against whom the dispute shall be raised shall select a mediation firm in Pennsylvania and such representatives shall schedule a date with such firm for a mediation hearing. The parties shall enter into good faith mediation and shall share the costs equally. If the representatives of the parties have not been able to resolve the dispute within fifteen (15) business days after such mediation hearing, the parties shall have the right to pursue any other remedies legally available to resolve such dispute in either the Centre County Court of Common Pleas or in the United States District Court for the Middle District of Pennsylvania, to whose jurisdiction for such purposes PSRF and LICENSEE each hereby irrevocably consents and submits.

13.2     Any and all claims, disputes or controversies in relation to the amount of any royalty or other payments owed by LICENSEE pursuant to Article 3, which the parties hereto shall be unable to resolve within sixty (60) days, shall be mediated in good faith. The party raising such dispute shall promptly advise the other party of such claim, dispute or controversy in writing which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party, and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten (10) business days after the date of such notice of dispute, the party against whom the dispute shall be raised shall select a mediation firm in Pennsylvania and such representatives shall schedule a date with such firm for a mediation hearing not to exceed one (1) day in length, and less where applicable. The parties shall enter into good faith mediation and shall share the costs equally. If the representatives of the parties have not been able to resolve the dispute within fifteen (15) business days after such mediation hearing, it will be finally decided by an appropriate method of alternate dispute resolution, in Pennsylvania, as mutually agreed by the parties including without limitation, private arbitration, conducted in accordance with the applicable, then current, procedures of the American Arbitration Association. The arbitration panel will include members generally knowledgeable in the FIELD OF USE of the INVENTIONS and oncology. Judgment upon any such award rendered may be entered into the highest court or forum having jurisdiction, state or federal. The binding decision of the arbitration board can be enforced by a court of law having jurisdiction upon the parties.

ARTICLE 14 - TERM AND TERMINATION

14.1     LICENSEE shall have the right to terminate this Agreement at any time on sixty (60) days notice to PSRF, and upon payment of all amounts due PSRF through the effective date of the termination.

14.2     Unless earlier terminated as hereinafter provided, this License Agreement shall continue until the end of the life of the last to expire patent licensed under the PATENT RIGHTS, on a country-by-country basis. From and after the expiration of such PATENT RIGHTS, LICENSEE will have a paid up, royalty-free license under the PATENT RIGHTS to make, have made, use, have used, sell and have sold LICENSED PRODUCTS and to practice and have practiced the LICENSED PROCESSES.

14.3     Financial Solvency of LICENSEE. LICENSEE agrees that as a part of its material inducement to PSRF to enter this License Agreement, it shall provide PSRF with at least ninety (90) days written notice hereunder of its intent to file a petition in Bankruptcy, whether it be for a Chapter 7, 11, 13 or any other such petition. LICENSEE agrees and understands that PSRF has an obligation to UNIVERSITY, a land grant institution under the Morrell Act, to license the PATENT RIGHTS pursuant to terms and conditions which maximize the public benefit. PSRF shall have the right to immediately terminate this License Agreement by giving written notice to LICENSEE, in the event LICENSEE does any of the following: a) provides notice hereunder of its intent to file (or does actually file without providing said notice) a petition in bankruptcy, b) attempts to make an assignment of this Agreement for the benefit of creditors, c) discontinues or dissolves its business, or d) if a receiver is appointed by a court of competent jurisdiction for LICENSEE.

14.4     Financial Breach. Except as provided in Article 13.2, in the event LICENSEE has breached its obligations to pay royalties or fees under Article 3 or Article 4.3 of this License Agreement, and such fees are not subject to a good faith bona fide dispute between the parties, and/or fails to file royalty reports in accordance with Article 5 of this License Agreement, (hereafter “Financial Breach”) PSRF shall provide LICENSEE with written notice of said breach, and LICENSEE shall have a period of thirty (30) days to cure said breach. In the event LICENSEE does not fully cure the breach within that thirty (30) day period, and fails within that thirty (30) days to commence mediation pursuant to Article 13.1 of this License Agreement alleging grounds for its non-payment thereof, this License Agreement shall be automatically terminated without further notice or action by PSRF. If a dispute regarding termination is addressed according to Article 13, this license shall remain in full force and effect until such dispute is settled in a manner that is not further appealable or not appealed.

14.5     Failure of Other Performance. Upon any material breach of performance under this License Agreement, by LICENSEE, other than those occurrences set out in Articles 14.3 or 14.4 hereinabove, which shall always take precedence in that order over any material breach or default referred to in this Article 14.5, PSRF shall have the right to terminate this License Agreement and the rights, privileges and license granted hereunder effective sixty (60) days after PSRF first notifies LICENSEE of the alleged breach under the notice provisions contained in Article 14 of this License Agreement. Such termination shall become effective upon final notification by PSRF after the sixty (60) days, unless LICENSEE shall have fully cured any such material breach or default prior to the expiration of the sixty (60) day period. In the event of a dispute as to whether LICENSEE has cured the alleged breach, the matter shall be resolved pursuant to Article 13 of this License Agreement. If a dispute regarding termination is addressed according to Article 13, this license shall remain in full force and effect until such dispute is settled in a manner that is not further appealable or not appealed.

14.6     Upon termination of this License Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination; and Articles 1, 8, 9, 10, 16, 17 and Articles 14.5 and 14.6 shall survive any such termination. LICENSEE and any sublicensee thereof may, however, after the effective date of such termination, sell all LICENSED PRODUCTS, and complete LICENSED PRODUCTS in the process of manufacture at the time of such termination and sell the same, provided that LICENSEE submit the reports required by Article 5 hereof.

14.7     Upon termination of this Agreement other than by expiration in accordance with Article 14, any and all sublicenses shall survive such termination. Notwithstanding the foregoing, if LICENSEE believes that PSRF has terminated this Agreement for the primary purpose of doing business directly with the sublicensee, the termination may be disputed under the provisions of Article 13.
ARTICLE 15 - AGENCY

15.1     Nothing herein shall be deemed to establish a relationship of principal and agent between PSRF and the LICENSEE, nor any of their agents or employees for any purpose whatsoever.

ARTICLE 16. CONFIDENTIALITY

16.1     Except as expressly authorized under article 6.3, any proprietary or confidential information relating to the PATENT RIGHTS within the FIELD OF USE, (including but not limited to KNOW-HOW and patent prosecution documents relating to PATENT RIGHTS) collectively constitute the “Confidential Information." LICENSEE and PSRF agree that they will not use the Confidential Information for any purpose unrelated to this Agreement, and will hold it in confidence during the term of this Agreement and for a period of [*] years after the termination or expiration date of this Agreement. LICENSEE shall not disclose Confidential Information or permit its disclosure to any third party (except to those of its employees, consultants, or agents who are bound by the same obligation of confidentiality as LICENSEE is bound by pursuant to this Agreement). However, such undertaking of confidentiality by LICENSEE shall not apply to any information or data which:

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

16.1.1     LICENSEE receives at any time from a third-party lawfully in possession of same and having the right to disclose same.

16.1.2     Is, as of the date of this Agreement, in the public domain, or subsequently enters the public domain through no fault of LICENSEE.

16.1.3     Is independently developed by LICENSEE as demonstrated by written evidence without reference to information disclosed to LICENSEE by PSRF.

16.1.4     Is disclosed pursuant to the prior written approval of PSRF.

16.1.5     Is required to be disclosed pursuant to law or legal process (including, without limitation, to a governmental authority) provided, in the case of disclosure pursuant to legal process, reasonable notice of the impending disclosure is provided to PSRF.

ARTICLE 17 - MISCELLANEOUS PROVISIONS

17.1     Entire Agreement. This License Agreement embodies the entire understanding of the parties and shall supersede all previous communications, representations, or undertakings, either verbal or written, between the parties relating to the subject matter hereof.

17.2     Amendment. This License Agreement may be amended only by a written agreement embodying the full terms of the amendment signed by authorized representatives of both parties.

17.3     Severability. Should any provision of this License Agreement be held to be illegal, invalid or unenforceable, by any court of competent jurisdiction, such provision shall be modified by such court in compliance with the law and, as modified, enforced. The remaining provisions of this License Agreement shall be construed in accordance with the modified provision and as if such illegal, invalid or unenforceable provision had not been contained herein.

17.4     No Strict Construction. The language used in this License Agreement shall be deemed to be the language chosen by both parties hereto to express their mutual intent and no rule of strict construction against either party shall apply to any term or condition of this License Agreement.

17.5     Relationship of Parties. Nothing contained in this License Agreement shall be construed as creating a partnership, joint venture, agency or an association of any kind.

17.6     No Waiver. The failure of one party hereto to enforce at any time any of the provisions of this License Agreement, or any rights in respect thereto, or to exercise any election herein provided, shall in no way be considered to be a waiver of such provision, rights or elections or in any way to affect the validity of this License Agreement, or excuse a similar subsequent failure to perform any such term or condition by the other party. Any waiver must be in writing.

17.7     Interpretation. The headings of several Articles contained herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this License Agreement.

17.8     Governing Law. This License Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

17.9     Product Marking. LICENSEE agrees to mark the LICENSED PRODUCTS sold in the United States with all applicable United States patent numbers. All LICENSED PRODUCTS shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practices of the country of manufacture or sale.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused a duly authorized representative to execute this License Agreement on the day and year set forth below.

________________________________
INNOVIVE PHARMACEUTICALS, INC.

By: /s/ Steven Kelly
Name: Steven Kelly
Title: President & CEO
Date: 3/15/05

THE PENN STATE RESEARCH FOUNDATION
(PSRF)

By: /s/ David E. Branigan
Name: David E. Branigan
Title: Treasurer
Date: March 16, 20005

THE PENNSYLVANIA STATE UNIVERSITY
Read and acknowledged specifically regarding Article 6.3.

By: /s/ David F. Marshall
Name: David F. Marshall
Title: Assistant Treasurer
Date: March 16, 2005

APPENDIX A: INVENTIONS

PSU Invention Disclosure Number	Invention Title	Inventors
96-1565	“Opioid Growth Factor and Cancer”	Dr. Ian S. Zagon, Dr. Patricia J. McLaughlin and Dr. Jill P. Smith
2003-2839	“Combination Therapy with Opioid Growth Factor and Taxanes for the Treatment of Cancer”	Dr. Ian S. Zagon, Dr. Patricia J. McLaughlin
2004-2890	“Combined Therapy with Opioid Growth Factor and Gemcitabine for the Treatment of Cancer”	Dr. Ian S. Zagon, Dr. Patricia J. McLaughlin

APPENDIX B: PATENT RIGHTS

PSU Invention Disclosure Number	Invention Title	Intellectual Property / Patent Status
96-1565	“Opioid Growth Factor and Cancer”	U.S. Patent No.[*] U.S. Patent No. [*]
2003-2839 2004-2890	“Combination Therapy with Opioid Growth Factor and Taxanes for the Treatment of Cancer” “Combined Therapy with Opioid Growth Factor and Gemcitabine for the Treatment of Cancer”	U.S. Provisional Patent No. [*] filed [*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

APPENDIX C

[LICENSEE]/PSRF License Agreement Royalty Report for the Period ____________through__________

Instructions: Please fill in all boxes (write "none" if not applicable), and sign and date at bottom. All Article numbers refer to the License Agreement.

Answer questions 1 and 2 (AND SIGN AND DATE AT BOTTOM) EVEN IF THERE HAS BEEN NO ACTIVITY in reporting period.

1. Number of transactions: by [LICENSEE]    ❒   by Sublicensees   ❒

2. Any new sublicenses entered into during the period?  yes ❒ no ❒
If yes, attach separate sheet listing names and addresses of sublicensees, and attach sublicense agreements.

Answer this Article only if there has been LICENSED PRODUCT/PROCESS activity or non-running royalty sublicensee payment in reporting period.

Date of Transaction	Type of Transaction	By ______ or Sublicensee? (if latter, identify)	Product or Process Type (name and id number)	Total Billings	Deductions per § __ (specify type)	Royalties Due	Customer Name and Address

Number of Royalty Report continuation sheets attached________

Non-running royalty payments received from sublicensees (per §___): $__________, of which $________ (__%) goes to PSRF.
Specify each sublicensee and amount of payment on separate sheet.

Total amount enclosed $_______________

[LICENSEE]

By:                           Date:

Name and Title:

APPENDIX C

Continuation sheet number _____to [LICENSEE]/PSRF License Agreement Royalty Report for the Period _____________ through ______________

Use this sheet if there are additional transactions to report.

Date of Transaction	Type of Transaction	By _____ or Sublicensee? (if latter, identify)	Product or Process Type (name and id number)	Total Billings	Deductions per §__ (specify type)	Royalties Due	Customer Name and Address

APPENDIX D

APPENDIX E

Month Number	Monthly Payment	Cumulative
1	[*]	[*]
2	[*]	[*]
3	[*]	[*]
4	[*]	[*]
5	[*]	[*]
6	[*]	[*]
7	[*]	[*]
8	[*]	[*]
9	[*]	[*]
10	[*]	[*]
11	[*]	[*]
12	[*]	[*]
13	[*]	[*]
14	[*]	[*]
15	[*]	[*]
16	[*]	[*]
17	[*]	[*]
18	[*]	[*]
19	[*]	[*]
20	[*]	[*]
21	[*]	[*]
22	[*]	[*]
23	[*]	[*]
24	[*]	[*]

This schedule is provided for purposes of clarity and is in no way intended to limit the amount or duration of the Penalty Fee Payments.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.